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                                                                      Exhibit 99

                        Report of Auditor Representation

INDEPENDENT AUDITOR REPRESENTATION

To the Securities Exchange Commission
Washington DC

Arthur Andersen Sp. z o.o. has represented to Poland Communications, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Poland Communications, Inc.